AMENDMENT NO. 3 TO THE BYLAWS OF
THE DREYFUS/LAUREL FUNDS, INC.

As of April 22, 2004, Section 2.07 of the Bylaws of The Dreyfus/Laurel Funds, Inc. is amended to read as follows:

ARTICLE II

STOCKHOLDERS

Section 2.07. Voting – Proxies: At all meetings of stockholders, every stockholder of record entitled to vote thereat may vote either in person or by proxy, provided that such proxy is authorized to act by (1) a written instrument executed either by the stockholder or by his duly authorized attorney in fact (who may be so authorized by a writing or by any non-written means permitted by the laws of the State of Maryland) or (2) electronic, telephonic, facsimile, computerized means or such other alternative means as may be approved by a resolution adopted by the Directors. No proxy shall be voted after eleven months from its date unless it provides for a longer period. Each proxy shall be dated, but need not be sealed, witnessed or acknowledged. Proxies shall be delivered to the secretary before being voted. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise.

/s/ Steven F. Newman__

Steven F. Newman
Secretary